EXHIBIT 4.9

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a summary of certain provisions of the common stock, par value $0.001 per share (“Common Stock”), of BIOLASE, Inc. (“BIOLASE,” “we,” “us” or “our”), which is the only security of BIOLASE registered pursuant to Section 12 of the Securities Exchange Act of 1934. This summary does not purport to be complete and is subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), as well as BIOLASE’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and BIOLASE’s Seventh Amended and Restated Bylaws (the “Bylaws”), each of which are included as exhibits to our Annual Report on Form 10-K and incorporated by reference herein.

Our Authorized Capital Stock

Under the Certificate of Incorporation, we are authorized to issue 40,000,000 shares of our Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share.

Voting Rights

Holders of our Common Stock are entitled to one vote per share. Each of our directors is elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections. In a contested election, each of our directors is elected by an affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote with respect to the election of such director. A “contested election” is defined in the Bylaws as an election with respect to which, as of the record date for the meeting at which directors are to be elected, the number of nominees exceeds the number of directors to be elected at such meeting. Vacancies on the BIOLASE board of directors (the “Board of Directors”) may be filled by an affirmative vote of two-thirds of the remaining members of the Board of Directors or at a meeting of the stockholders in the manner set forth in the second preceding sentence.

Dividend Rights

Subject to any preferential rights of any outstanding shares of our preferred stock to receive dividends before any dividends may be paid on our Common Stock, the holders of our Common Stock will be entitled to share ratably in any dividends that may be declared by our Board of Directors out of funds legally available for the payment of dividends. Our ability to pay dividends on our Common Stock will be limited by restrictions on our ability to pay dividends or make distributions to our stockholders and on the ability of our subsidiaries to pay dividends or make distributions to BIOLASE, in each case, under the terms of our current, and any future, agreements governing our indebtedness.

Other Rights

Each holder of our Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that the Board of Directors may designate and we may issue in the future. Holders of our Common Stock have no preemptive, conversion or other rights to subscribe for additional shares. Our Common Stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our Common Stock or any other securities convertible into shares of any class of our Common Stock.

Liquidation Rights

Subject to any preferential rights of any outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock.

Standstill Agreements

Pursuant to (1) a standstill agreement with Jack W. Schuler, Renate Schuler and the Schuler Family Foundation (collectively, the “Schuler Parties”), dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Schuler Standstill Agreement”), and (2) a standstill agreement with Larry N. Feinberg, Oracle Partners, L.P., Oracle Institutional Partners, L.P., Oracle Ten Fund Master, L.P., Oracle Associates, LLC and Oracle Investment Management, Inc. (collectively, the “Oracle Parties”) dated November 10, 2015 (as amended on August 1, 2016 and November 9, 2017, the “Oracle Standstill Agreement” and, together with the Schuler Standstill Agreement, the “Standstill Agreements”), each of the Schuler Parties and the Oracle Parties agreed with respect to itself and its associates and affiliates (i) not to purchase or acquire any shares of our Common Stock if such a purchase would result in aggregate beneficial ownership by it and its affiliates and associates in excess of 41% of the issued and outstanding shares of our Common Stock and (ii) not to sell, transfer or otherwise convey shares of our Common Stock (or warrants or other rights to acquire shares of our Common Stock) to anyone who will immediately thereafter beneficially own shares in excess of 20% of the issued and outstanding shares of our Common Stock, as a result of such transfer and other transfers from third parties.

Preferred Stock

The Certificate of Incorporation authorizes our Board of Directors to provide for the issuance of shares of preferred stock in one or more series without further authorization from stockholders. Prior to issuance of shares of each series, our Board of Directors is required by the DGCL and the Certificate of Incorporation to fix the designation, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof. A duly authorized committee of our Board of Directors has designated 70,000 of the 1,000,000 authorized shares of preferred stock as Series E Participating Convertible Preferred Stock (“Series E Preferred Stock”).

Series E Participating Convertible Preferred Stock

Voting Rights

Except as otherwise provided by the DGCL, other applicable law or as provided in the Certificate of Designations, Preferences and Rights of the Series E Preferred Stock (the “Certificate of Designations”), the holders of Series E Preferred Stock are not entitled to vote (or render written consents) on any matter submitted for a vote (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) of holders of our Common Stock.

Dividends

If the Board of Directors declares a cash dividend payable upon our Common Stock, then the holders of the outstanding shares of Series E Preferred Stock will be entitled to the amount of dividends as would be payable in respect of the number of shares of our Common Stock into which the shares of Series E Preferred Stock could be converted, such number to be determined as of the record date for the dividend or, if no such record date is established, as of the date of such dividend. Dividends are payable at the same time as and when dividends on our Common Stock are paid to the holders of our Common Stock.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of BIOLASE, whether voluntary or involuntary (each, a “Liquidation”), the holders of Series E Preferred Stock will be entitled to have set apart for them, or to be paid, out of our assets available for distribution to stockholders after provision for payment of all of our debts and liabilities in accordance with the DGCL, before any distribution or payment is made with respect to any shares of junior securities and subject to the liquidation rights and preferences of any class or series of senior securities and parity securities, an amount equal to the greater of (i) $57.50, being the purchase price per share of Series E Preferred Stock (which amount is subject to customary anti-dilution adjustments) plus all accrued but unpaid dividends thereon and (ii) such amount as would have been payable on the number of shares of our Common Stock into which the shares of Series E Preferred Stock could have been converted immediately prior to such Liquidation.

Conversion

The number of shares of our Common Stock into which each share of Series E Preferred Stock is initially convertible is equal to the number obtained by dividing (i) the sum of $57.50, being the initial purchase price per share of the Series E Preferred Stock, and the amount of any accrued but unpaid dividends thereon by (ii) $0.5750, being the conversion price per share of Series E Preferred Stock, subject to customary anti-dilution adjustments. This reflects an initial conversion rate of 100 shares of our Common Stock for each share of Series E Preferred Stock. Each share of Series E Preferred Stock will be automatically converted upon obtaining the Requisite Stockholder Approval (as defined below) and filing the related certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware.

Subject to applicable law, the rules and regulations of Nasdaq, the Certificate of Incorporation and the Bylaws, we will establish a record date for, call, give notice of, convene and hold a meeting of the holders of our Common Stock (the “Stockholders’ Meeting”), no later than June 1, 2020, for the purpose of voting upon any and all corporate actions in furtherance of the full conversion of the outstanding shares of Series E Preferred Stock into shares of our Common Stock, including, without limitation, effectuating an amendment to the Certificate of Incorporation to increase the number of authorized shares of our Common Stock (the “Corporate Actions”) to secure the favorable vote of the holders of a majority of the outstanding shares of our Common Stock present in person or represented by proxy at the Stockholders’ Meeting with respect to the Corporate Actions (the “Requisite Stockholder Approval”).

We will file with the Secretary of State of the State of Delaware a certificate of amendment to the Certificate of Incorporation reflecting the approval of the Corporate Actions promptly following receipt of the Requisite Stockholder Approval. Upon such filing, all shares of Series E Preferred Stock will be automatically converted, without any further action by the holders of such shares, into the number of fully paid and nonassessable shares of our Common Stock equal to the number obtained by dividing (i) the stated value of such Series E Preferred Stock, plus the amount of any accrued but unpaid dividends as of the conversion date, by (ii) the conversion price in effect on the conversion date (determined as provided in the Certificate of Designations). The Certificate of Designations contains customary anti-dilution adjustments to the conversion price in the event of stock dividends, subdivisions or splits and upon stock combinations.

In the event of (A) a capital reorganization of our Common Stock, (B) a reclassification of our Common Stock (other than a subdivision, split-up or combination of shares) or (C) a merger or consolidation of BIOLASE with or into another corporation, or the sale of all or substantially all of our properties and assets to any other person, then, as a part of such reorganization, reclassification, merger, consolidation or sale, provision will be made so that holders of Series E Preferred Stock, as the case may be, shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock, the kind and amount of shares of stock or other securities or property of BIOLASE, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series E Preferred Stock immediately prior to such capital reorganization, reclassification, merger, consolidation or sale.

Redemption

At any time and from time to time on or after October 29, 2022, we may elect, by delivering an irrevocable written notice to the holders of Series E Preferred Stock, to redeem all or any portion of the Series E Preferred Stock held by such holder at a price per share equal to the stated value per share plus an amount equal to all accrued and unpaid dividends thereon to the date of such notice. No redemption may be effected in violation of any applicable laws, rules or regulations including the DGCL and the terms of any of our debt or other securities or contractual obligations. Shares of Series E Preferred Stock are not entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.

Ranking

The Series E Preferred Stock ranks senior to our Common Stock with respect to distributions upon any Liquidation, on parity to any class or series of our capital stock specifically ranking by its terms on parity with the Series E Preferred Stock and junior to any class or series of our capital stock specifically ranking by its terms senior to the Series E Preferred Stock.

Anti-Takeover Provisions

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in “business combination” transactions with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, either the applicable business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the voting stock owned by the interested stockholder) shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which the employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include, in general and subject to exceptions, a merger of the corporation with the interested stockholder; a sale of 10% or more of the market value of the corporation’s consolidated assets to the interested stockholder; certain transactions that result in the issuance of the corporation’s stock to the interested stockholder; a transaction that has the effect of increasing the proportionate share of the corporation’s stock owned by the interested stockholder; and any receipt by the interested stockholder of loans, guarantees or other financial benefits provided by the corporation. An “interested stockholder” is defined to include, in general and subject to exceptions, a person that (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an “affiliate” or “associate” (as defined in Section 203) of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the prior three year period.

A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or by an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 and approved by a majority of its outstanding voting shares. We have not opted out of Section 203. As a result, Section 203 could delay, deter or prevent a merger, change of control or other takeover of BIOLASE that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our Common Stock, and may also limit the price that investors are willing to pay in the future for our Common Stock.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue one or more series of preferred stock with voting or other rights or preferences. Thus, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over our Common Stock with respect to dividends or rights upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of BIOLASE that might involve a premium price for holders of our Common Stock or otherwise be in their best interests.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders

Our stockholders may take action by written consent in lieu of a meeting as provided in the Bylaws. The Bylaws provide that certain procedures, including notifying the Board of Directors and awaiting a record date, must be followed for stockholders to act by written consent. A special meeting of our stockholders may be called only by our Board of Directors, the Chairman of the Board, the Executive Vice Chairman, the Chief Executive Officer or the President. A special meeting may also be called at the request of stockholders holding a majority of the aggregate number of shares of capital stock of BIOLASE issued and outstanding and entitled to vote at that meeting (subject to certain timeliness and content requirements of the demand).

Stock Exchange Listing

Our Common Stock trades on The Nasdaq Capital Market under the symbol “BIOL.”

5